EXHIBIT 99.1

Contact:	Damian Finio Teligent, Inc. (856) 336-9117 www.teligent.com

Teligent, Inc. Announces Hiring of Chief Legal Officer and Corporate Secretary

BUENA, N.J., July 17, 2020 (GLOBE NEWSWIRE) -- Teligent, Inc. (Nasdaq: TLGT) (“Teligent” or the “Company”), a New Jersey based specialty generic pharmaceutical company, today announced the hiring of Philip Yachmetz as Chief Legal Officer and Corporate Secretary of the Company, effective July 16, 2020.

Timothy B. Sawyer, President and CEO of the Company, commented, “We are pleased that Phil has agreed to join our Teligent team. Phil’s extensive experience as a general counsel/chief legal and compliance officer with pharmaceutical, biotechnology and healthcare companies will be an excellent addition to our team.”

Most recently, from 2015 through July 2020, Mr. Yachmetz served as Chief Legal and Compliance Officer of Sovereign Medical Services, Inc., a privately held fully integrated community healthcare system company. Prior to his position at Sovereign, Mr. Yachmetz held several senior executive positions at Savient Pharmaceuticals, Inc., a publicly-held specialty biopharmaceutical company from 2004 to 2014, including Co-President, Chief Business Officer, Executive Vice President, General Counsel and Secretary from 2004 to 2014. Mr. Yachmetz holds a J.D. from the California Western School of Law and a B.A. from George Washington University.

Inducement Award

In connection with the hiring of Mr. Yachmetz, in addition to other compensation disclosed in Teligent’s Current Report on Form 8-K, Teligent’s Board of Directors authorized the grant to Mr. Yachmetz of (i) 23,505 restricted stock units; and (ii) a non-qualified stock option to purchase 36,325 shares of Common Stock. The awards are an inducement material to Mr. Yachmetz’s entering into employment with Teligent in accordance with Nasdaq Listing Rule 5635(c)(4). The option has a ten-year term and an exercise price of $2.34 per share, the fair market value of Teligent’s common stock on the date of grant. Each of the awards will vest as follows: one-third (1/3) of the shares shall vest on each of the first, second, and third anniversaries of Mr. Yachmetz’s first date of employment, subject to Mr. Yachmetz’s continued employment. The awards are subject to the terms and conditions of a restricted stock unit agreement and stock option agreement, respectively.

About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.

Contact:

Damian Finio

Teligent, Inc.

856-336-9117

www.teligent.com